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SEC 2069
(11-01)     Potential persons who are to respond to the collections of
Previous    information contained in this form are not required to
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               United States                    Expires: October 31, 2004
    SECURITIES AND EXCHANGE COMMISSION          ---------------------------
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                 Form 15                        ---------------------------


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-29664
                                                                         -------

                            Solucorp Industries Ltd.
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             (Exact name of registrant as specified in its charter)

        250 West Nyack Road, West Nyack, New York 10994 - (845)-623-2333
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     Common
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

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       (Titles of all otehr classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |_|             Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |X|             Rule 12h-3(b)(1)(ii) |X|
         Rule 12g-4(a)(2)(i)  |_|             Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|             Rule 12h-3(b)(2)(ii) |_|
                                 Rule 15d-6 |X|

Approximate number of holders of record as of the certification or notice date:
450
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 9/8/03                  By: /s/ Arle Pierro
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.